As filed with the Securities and Exchange Commission on August 5, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Outbrain Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5391629
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 West 19th Street

New York, NY 10011

(Address of principal executive offices)

2021 Long Term Incentive Plan

2021 Employee Stock Purchase Plan

2007 Omnibus Securities and Incentive Plan

(Full title of the plans)

Yaron Galai

David Kostman

Co-Chief Executive Officers

Outbrain Inc.

111 West 19th Street

New York, NY 10011

(646) 859-8594

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Phyllis Korff, Esq. Anna Pinedo, Esq. Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020 Tel: (212) 506-2500 Fax: (212) -262-1910	Veronica Gonzalez, Esq. Outbrain Inc. 111 West 19th Street New York, NY 10011 Tel: (646) 859-8594 Fax: (917) 210-2918

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
2021 Long Term Incentive Plan Common Stock, $0.001 par value per share	5,050,000 shares(3)	$19.33	$97,616,500	$10,649.96
2021 Employee Stock Purchase Plan Common Stock, $0.001 par value per share	1,263,000 shares(4)	$19.33	$24,413,790	$2,663.54
2007 Omnibus Securities and Incentive Plan Common Stock, $0.001 par value per share	4,781,391 shares(5)	$19.33	$92,424,288	$10,083.49
	3,869,494 shares(5)	$19.33	$74,797,319	$8,160.39
	3,390 shares(5)	$19.33	$65,529.70	$7.15
	464,574 shares(5)	$19.33	$8,980,215.42	$979.74
Total	15,431,849 shares	N/A	$298,297,641	$32,544.27

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock, par value $0.001 per share (“Common Stock”), that become issuable under the Registrant’s (i) 2021 Long Term Incentive Plan (the “2021 Plan”), (ii) 2021 Employee Stock Purchase Plan (the “2021 ESPP”) or (iii) 2007 Omnibus Securities and Incentive Plan, as amended and restated (the “2007 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(l), based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on August 4, 2021.

(3) Represents shares of Common Stock reserved for future issuance under the 2021 Plan.

(4) Represents shares of Common Stock reserved for future issuance under the 2021 ESPP. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2021 ESPP. In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.

(5) Represents shares of Common Stock reserved for (i) the exercise of options outstanding under the 2007 Plan, (ii) restricted stock units outstanding under the 2007 Plan, (iii) stock appreciation rights under our 2007 Plan, and (iv) future issuance under the 2007 Plan. To the extent outstanding awards granted under the 2017 Plan lapses, expires, is canceled, is terminated, unexercised or ceases to be exercisable for any reason, or the rights of the award-holder terminate, the shares underlying such award will be available for new grants under the 2007 Plan.

PART I

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2021 Plan and 2021 ESPP covered by this Registration Statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Outbrain Inc. (the “Company”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The prospectus dated June 29, 2021 filed with the Commission on June 29, 2021, including all amendments and exhibits thereto pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-257525); and

(b)	The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A (File No. 001-40643) filed with the Commission on July 20, 2021, including any amendment or report filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated certificate of incorporation (the “Charter”) and amended and restated bylaws (the “By-laws”) provide for indemnification by the Registrant of members of its board of directors, members of committees of its board of directors and of other committees of the Registrant, and its executive officers, and allows the Registrant to provide indemnification for its other officers and its agents and employees, and those serving another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant, in each case to the maximum extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Charter provides for such limitation of liability.

The Registrant purchased and expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

The Registrant entered into indemnification agreements with each of its directors and officers. These indemnification agreements require the Registrant, among other things, to indemnify its directors against expenses and liabilities that may arise by reason of their status as directors, subject to certain exceptions. These indemnification agreements may also require the Registrant to advance any expenses incurred by its directors as a result of any proceeding against them as to which they could be indemnified and to obtain and maintain directors’ and officers’ insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Form of Twelfth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.	S-1/A	333-257525	3.5	July 20, 2021

4.2	Amended and Restated By-laws of the Registrant, as currently in effect.	S-1/A	333-257525	3.4	July 20, 2021

4.3	Specimen Stock Certificate	S-1/A	333-257525	4.1	July 20, 2021

4.4	2021 Long Term Incentive Plan.	S-1/A	333-257525	10.4	July 20, 2021

4.5	2021 Employee Stock Purchase Plan.	S-1/A	333-257525	10.14	July 20, 2021

4.6	2007 Omnibus Securities and Incentive Plan, as amended and restated, foreign addenda, and forms of award agreements.	S-1	333-257525	10.3	June 29, 2021

5.1*	Opinion of Mayer Brown LLP.

23.1*	Consent of Mayer Brown LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP, independent registered public accountants.

24.1*	Powers of Attorney (included in signature page hereto).

* Filed herewith.

Item 9. Undertakings.

(a)        The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on August 5, 2021.

OUTBRAIN INC.

By:	/s/ Yaron Galai
Name: Yaron Galai
Title: Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yaron Galai, David Kostman, and Elise Garofalo, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Outbrain Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Yaron Galai	Co-Founder, Co-Chief Executive Officer and	August 5, 2021
Yaron Galai	Chairman of the Board (principal executive officer)

/s/ David Kostman	Co-Chief Executive Officer and	August 5, 2021
David Kostman	Director (principal executive officer)

/s/ Ori Lahav	Co-Founder, Chief Technology Officer and General	August 5, 2021
Ori Lahav	Manager, Israel(principal executive officer)

/s/ Elise Garofalo	Chief Financial Officer	August 5, 2021
Elise Garofalo	(principal financial officer and principal accounting officer)

/s/ Shlomo Dovrat	Director	August 5, 2021
Shlomo Dovrat

/s/ Jonathan Cheifetz	Director	August 5, 2021
Jonathan (Yoni) Cheifetz

/s/ Dominique Vidal	Director	August 5, 2021
Dominique Vidal

/s/ Arne Wolter	Director	August 5, 2021
Arne Wolter

/s/ Yoseph Sela	Director	August 5, 2021
Yoseph (Yossi) Sela

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